Exhibit 10.73

Execution Version

LOAN AND SECURITY AGREEMENT

SOLUNA DV COMPUTECO, LLC,

and

NAVITAS WEST TEXAS INVESTMENTS SPV, LLC

Dated as of May 9, 2023

TABLE OF CONTENTS

		Page

LOAN AND SECURITY AGREEMENT		1

SECTION I. DEFINITIONS AND INTERPRETATION		1

1.1.	Terms Defined	1
1.2.	Accounting Principles	7
1.3.	Construction	7

SECTION II. THE LOAN		7

2.1.	Term Loan - Description	7
2.2.	Advances and Payments	8
2.3.	Interest	8
2.4.	Additional Interest Provisions	8
2.5.	Payments	9
2.6.	Use of Proceeds	9

SECTION III. COLLATERAL		9

3.1.	Collateral	9
3.2.	Lien Documents	11
3.3.	Other Actions	11
3.4.	Searches, Certificates	11
3.5.	Landlord’s and Warehouseman’s Waivers	12
3.6.	Filing Security Agreement	12
3.7.	Power of Attorney	12

SECTION IV. CLOSING AND CONDITIONS PRECEDENT TO ADVANCES		12

4.1.	Resolutions and Other Documents	12
4.2.	Absence of Certain Events	13
4.3.	Warranties and Representations at Closing	13
4.4.	Compliance with this Agreement	13
4.5.	Closing	13
4.6.	No Waiver of Rights	13

SECTION V. REPRESENTATIONS AND WARRANTIES		14

5.1.	Organization and Validity	13
5.2.	Pending Litigation	14
5.3.	Title to Properties	14
5.4.	Governmental Consent	14
5.5.	Taxes	15
5.6.	Full Disclosure	15
5.7.	Subsidiaries	15
5.8.	Investments, Guarantees, Contracts, etc.	15
5.9.	Government Regulations, etc.	15
5.10.	Business Interruptions	15
5.11.	Names and Intellectual Property	16
5.12.	Other Associations	16
5.13.	Environmental Matters	16
5.14.	Capital Stock	17
5.15.	Solvency	17
5.16.	Perfection and Priority	17

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5.17.	Deposit Accounts	17
5.18.	Anti-Terrorism Laws	17
5.19.	ERISA	18
5.20.	Continuation of Representations and Warranties	18

SECTION VI. BORROWER’S AFFIRMATIVE COVENANTS		18

6.1.	Payment of Taxes and Claims	18
6.2.	Maintenance of Properties and Corporate Existence	19
6.3.	Compliance with Laws	20
6.4.	Business Conducted	20
6.5.	Schedules	20
6.6.	Material Adverse Developments	20
6.7.	Places of Business	20
6.8.	Contracts; Material Project Documents; Notices	20
6.9.	Contract Assignments	20

SECTION VII. BORROWER’S NEGATIVE COVENANTS:		21

7.1.	Merger, Consolidation, Dissolution or Liquidation	21
7.2.	Acquisitions; Subsidiaries	21
7.3.	Liens and Encumbrances	21
7.4.	Transactions With Affiliates or Subsidiaries	21
7.5.	Permitted Indebtedness; Guarantees	21
7.6.	Loan; Investments; Dividends	21
7.7.	Miscellaneous Covenants	22
7.8.	Jurisdiction of Organization	22
7.9.	Convertible Notes Indebtedness; Convertible Notes Documents	22
7.10.	Borrower Operating Agreement	22
7.11.	Material Project Documents	22

SECTION VIII. DEFAULT		22

8.1.	Events of Default	22
8.2.	Rights and Remedies on Default	24
8.3.	Nature of Remedies	25
8.4.	Set-Off	25

SECTION IX. MISCELLANEOUS		25

9.1.	Governing Law	25
9.2.	Integrated Agreement	25
9.3.	Waiver	26
9.4.	Indemnity; Expenses	26
9.5.	Time	27
9.6.	Brokerage	27
9.7.	Notices	27
9.8.	Headings	28
9.9.	Survival; Reinstatement	28
9.10.	Successors and Assigns	28
9.11.	Duplicate Originals; Effect of Facsimile and Photocopied Signatures	29
9.12.	Modification	29
9.13.	Signatories	29
9.14.	Third Parties	29
9.15.	Discharge of Taxes, Borrower’s Obligations, Etc.	29
9.16.	Consent to Jurisdiction	29
9.17.	Additional Documentation	29
9.18.	Waiver of Jury Trial	29

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LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (“Agreement”) is dated this [8th] day of May, 2023, between and among SOLUNA DV COMPUTECO, LLC, a Delaware limited liability company (“Borrower”), and NAVITAS WEST TEXAS INVESTMENTS SPV, LLC (“Lender”).

RECITALS

A. Borrower desires to establish financing arrangements with Lender and Lender is willing to make a term loan to Borrower under the terms and provisions hereinafter set forth.

B. The parties desire to define the terms and conditions of their relationship in writing.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION I. DEFINITIONS AND INTERPRETATION

1.1. Terms Defined: As used in this Agreement, the following terms have the following respective meanings:

“Account” - All the “accounts” (as that term is defined in the UCC) of Borrower, whether now existing or hereafter arising.

“Account Debtor” - Any Person obligated on any Account owing to Borrower.

“Advances” - Any and all amounts drawn under the Term Loan.

“Affiliate” - With respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) any person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors (or comparable equivalent) of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Control may be by ownership, contract, or otherwise.

“Anti-Terrorism Laws” - Any United States statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any United States Governmental Authority relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), the USA Patriot Act, the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the Patriot Act, the Trading with the Enemy Act, any other enabling legislation, executive order or regulations issued pursuant or relating thereto and other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations.

“Asset Sale” - The sale, transfer, lease, license, or other disposition by Borrower to any Person other than another Borrower, of any Property now owned, or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions other than in the ordinary course of business. An Asset Sale includes, but is not limited to, a merger, consolidation, division, conversion, dissolution or liquidation.

“Authorized Officer” - Any officer (or comparable equivalent) of a Borrower authorized by such Borrower to execute this Agreement and the other Loan Documents.

“Bankruptcy Code” - Title 11 of the United States Code entitled “Bankruptcy”, as now or hereinafter in effect, or any successor statute.

“Borrower Operating Agreement” – That certain Amended and Restated Limited Liability Company Agreement of Soluna DV ComputeCo, LLC, dated as of the date of this Agreement, as the same may be amended, modified or supplemented in accordance with Section 7.10 of this Agreement.

“Blocked Person” – Has the meaning given in Section 5.23 hereof.

“Business Day” - A day other than Saturday or Sunday when Lender is open for business in New York, New York.

“Capital Stock” - Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (including limited liability company membership interests) and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” - Any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, consistently applied.

“Convertible Note Holders” - The holders of the Convertible Notes Indebtedness.

“Convertible Notes Documents” – Individually and collectively, (a) that certain Securities Purchase Agreement, dated October 20, 2021 between, on the one hand, (i) Borrower and/or Soluna Holdings, Inc., as the case may be, as successors to Mechanical Technology, Inc., a Nevada corporation, as Company, and (ii) on the other hand, each purchaser party thereto from time to time, as Purchaser (as amended, amended and restated, modified or supplemented and in effect as of the Closing Date, the “Convertible Notes Purchase Agreement”), (b) the “Notes” (as defined in the Convertible Notes Purchase Agreement) and (c) the other “Transaction Documents” (as defined in the Convertible Notes Purchase Agreement), in each case, (a) through (c), as in effect on the Closing Date or as may be modified in accordance with the terms and provisions of Section 7.9 of this Agreement.

“Convertible Notes Indebtedness” – Any and all Indebtedness, liabilities, payment and/or performance obligations owing by Borrower and/or Soluna Holdings, Inc., as successors to Mechanical Technology, Incorporated, a Nevada corporation, as Company or otherwise, under the Convertible Notes Documents.

“Change of Control” - The result caused by the occurrence of any event which results in the Permitted Holders as of the Closing Date collectively owning (beneficially, legally or otherwise), directly or indirectly, less than fifty one percent (51%) of any class of the issued and outstanding Capital Stock of the Borrower entitled to vote.

“Closing” – Has the meaning set forth in Section 4.6.

“Closing Date” - Has the meaning set forth in Section 4.6.

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“Collateral” - All of the Property and interests in Property described in Section 3.1 of this Agreement and all other Property and interests in Property that now or hereafter secure payment of the Obligations and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents.

“Collateral Assignment of Material Project Documents” – means a collateral assignment with respect to all Material Project Documents in favor of the Lender, in the form of Exhibit A.

“Default” - Any event, act, condition or occurrence which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

“Dorothy 1B” – means the collocated 25MW cryptocurrency mining sites owned by Borrower and located at or around 9985 County Rd F; Silverton TX, 79257 and further depicted in Exhibit B.

“Environmental Laws” - Any and all Federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment, as now or may at any time hereafter be in effect.

“ERISA” - The Employee Retirement Income Security Act of 1974, as the same may be amended, from time to time.

“Event of Default” - Has the meaning set forth in Section 8.1.

“Executive Order No. 13224” - The Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Excluded Property” - Any “intent-to-use” United States trademark applications to the extent that an amendment to allege use or statement of use has not been filed under 15 U.S.C. §1051(c) or 15 U.S.C. §1051(d), respectively, or if filed, has not been deemed in conformity with 15 U.S.C. §1051(a) or (c), it being agreed that for purposes of this Agreement and the Loan Documents, no Lien granted to Lender on any “intent-to-use” United States trademark applications is intended to be a present assignment thereof.

“Expenses” - Has the meaning set forth in Section 9.6.

“GAAP” - United States generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

“Governmental Authority” - Any federal, state or local government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration.

“Hazardous Substances” - Any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, under any Environmental Law.

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“Indebtedness” - Of any Person at any date, all liabilities of such Person, including without duplication (i) all indebtedness of such Person for borrowed money (including with respect to Borrower, the Obligations) or for the deferred purchase price of property or services, (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all accounts payable and Capitalized Lease Obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (v) all obligations of other Persons which such Person has guaranteed, and (v) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“In-Service Date”- The date on which Dorothy 1B is put into full operation following the planned ramp-up period.

“Interest Payment Date” - Has the meaning set forth in Section 2.3(a).

“Interest Period” - Has the meaning set forth in Section 2.3(a).

“Interest Rate” - Has the meaning set forth in Section 2.3(a).

“Inventory” - All of the “inventory” (as that term is defined in the UCC) of Borrower, whether now existing or hereafter acquired or created.

“Investments” - Any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IRS” - Internal Revenue Service.

“Lien” - Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract.

“Loan Documents” - Collectively, this Agreement, the Note, the Notes Intercreditor, the Collateral Assignment of Material Project Documents and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time.

“Material Adverse Effect” – A material adverse effect on (i) the business, assets, operations, or financial or other condition of Borrower, (ii) Borrower’s ability to pay or perform the Obligations under this Agreement or the other Loan Documents in accordance with the terms thereof, (iii) any material portion of the Collateral or the Lien of Lender on the Collateral or the priority of any such Lien, or (iv) any of Lender’s material rights and remedies under this Agreement and the other Loan Documents.

“Material Project Documents” – means all material contracts and documents regarding the operations of Dorothy 1B, including, without limitation, those set forth on Schedule A.

“Note” – A promissory note evidencing the Term Loan in the form of Exhibit C.

“Notes Intercreditor” - the intercreditor agreement, dated the date hereof between Lender and the agent for the Convertible Noteholders governing their respective rights and remedies with respect to the Convertible Notes Indebtedness, Convertible Notes Documents and certain related matters.

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“Obligations” - All existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower to Lender, whether under this Agreement, or any other existing or future instrument, document or agreement, between Borrower or Lender or any other Lender Affiliate, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, indemnification obligations hereunder or Expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement interest is allowed), including, without limitation, debts, liabilities and obligations in respect of the Term Loan and any extensions, modifications, substitutions, increases and renewals thereof; the payment of all amounts advanced by Lender or any other Lender Affiliate to preserve, protect and enforce rights hereunder and in the Collateral. Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to Lender or any other Lender Affiliate in connection with any lockbox, cash management, or other services (including electronic funds transfers or automated clearing house transactions) provided by Lender or any other Lender Affiliate to Borrower, as well as any other loan, advances or extension of credit, under any existing or future loan agreement, promissory note, or other instrument, document or agreement between Borrower and Lender or any other Lender Affiliate.

“Permitted Distributions” - means (a) at all times, distributions to Permitted Holders in an amount equal to and when required to permit Permitted Holders to pay their respective allocable portion of all taxes actually due and payable with respect to the income of the Borrower; and (b) (i) at all times prior to the In-Service Date, no other distributions shall be made or permitted to be made; and (ii) from and after the In-Service Date, additional distributions may be made to the Permitted Holders in accordance with the terms of the Borrower Operating Agreement, so long as the Borrower is in compliance with all payment and performance obligations of Borrower under this Agreement, including, without limitation, Section 2.5(a) of this Agreement; provided, however that after the occurrence and during the continuance of an Event of Default solely distributions of the sort needed to pay the taxes described in clause (a) of this definition of “Permitted Distributions” and distributions needed to pay principal and interest to the Lender as contemplated by Section 2.5(a) of this Agreement shall be permitted, and no other distributions whatsoever shall be made or permitted without the Lender’s prior written consent.

“Permitted Holders” – means Navitas West Texas Investments SPV, LLC and/or its Affiliates, Soluna Holdings, Inc., and, subject to the terms of the Notes Intercreditor, also the Convertible Noteholders, collectively.

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“Permitted Indebtedness” - (a) Indebtedness to Lender in connection with the Term Loan or otherwise pursuant to the Loan Documents; (b) trade payables incurred in the ordinary course of Borrower’s business; (c) purchase money Indebtedness (including Capitalized Lease Obligations) hereafter incurred by Borrower to finance the purchase of fixed assets; provided that, (i) the Lender shall have consented to the incurrence thereof in writing in advance in its sole discretion, (ii) the amount of such Indebtedness shall not exceed Five Million Dollars ($5,000,000) in the aggregate, (iii) such Indebtedness shall not exceed the purchase price of the assets funded and (iv) no such Indebtedness may be refinanced for a principal amount in excess of the principal amount outstanding at the time of such refinancing; (d) endorsement of instruments or other payment items for deposit; (e) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds; (f) Indebtedness owed to any Person providing property, casualty, liability, worker’s compensation, health, disability or other employee benefits insurance, or other insurance to the Borrower, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year; (g) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, or cash management services, provided that such Indebtedness shall not exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate at any one time; (h) Indebtedness owed to Lender or any Affiliate of Lender and (i) solely after the occurrence and during the continuance of a 2021 Lien Triggering Event, Indebtedness owed to the Convertible Noteholders as a direct result thereof.

“Permitted Investments” - (a) Investments existing on the Closing Date and shown on Schedule B; and (b) Investments consisting of cash equivalents.

“Permitted Liens” - (a) Liens securing taxes, assessments or governmental charges or levies not yet due; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws; (c) Liens on fixed assets secured by purchase money Indebtedness permitted under Section 7.6; provided that, (i) such Lien attached to such assets concurrently, or within 20 days of the acquisition thereof, and only to the assets so acquired, and (ii) a description of the asset acquired is furnished to Lender; (d) Liens in favor of Lender securing the Obligations; (e) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.1 of this Agreement; (f) the interests of lessors under operating leases and non-exclusive licensors under license agreements; (g) Liens on cash amounts deposited to secure the Borrower’s obligations in connection with worker’s compensation or other unemployment insurance; (h) Liens on amounts deposited to secure the Borrower’s obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money; (i) Liens on amounts deposited to secure the Borrower’s reimbursement obligations with respect to appeal bonds obtained in the ordinary course of business, provided that, such amounts shall not exceed Fifty Thousand Dollars ($50,000) in the aggregate at any one time; (i) with respect to any real property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof; (k) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business; (1) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business; (m) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness; (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and (m) solely after the occurrence and during the continuance of a 2021 Lien Triggering Event, Liens of the Convertible Noteholders (or their collateral agent, as the case may be) against the Borrower.

“Person” - An individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

“Property” - Any interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“SLNH Cash” - Has meaning given to such term in Section 2.5 hereof.

“Site-level Free Cash Flow” - Means the total revenue of the Borrower minus power costs and all site-level operating expenses as listed in Schedule C hereto.

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“Subsidiary” - With respect to any Person at any time, (i) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

“Term Loan” - The outstanding Term Loan Amount, plus any and all paid-in-kind interest that has been added to the principal balance of thereof in accordance with the terms of this Agreement.

“Term Loan Amount” - The sum of Two Million Fifty Thousand Dollars ($2,050,000).

“Term Loan Maturity Date” – May [8], 2025.

“Term Loan Payment Date” – Has the meaning set forth in Section 2.5(a).

“2021 Lien Triggering Event” – Has the meaning set forth in the Notes Intercreditor.

“UCC” - The Uniform Commercial Code as adopted in the State of New York, as the same may be amended from time to time.

Other Capitalized Terms - Any other capitalized terms used without further definition herein shall have the respective meaning set forth in the UCC.

1.2. Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, to the extent applicable, except as otherwise expressly provided in this Agreement.

1.3. Construction: No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting shall apply to any Loan Documents.

SECTION II. THE LOAN

2.1. Term Loan - Description:

a. Lender hereby agrees to advance to Borrower, subject to the terms and conditions of this Agreement, the sum of the Term Loan Amount at the Closing.

b. This Agreement and the Note shall evidence Borrower’s unconditional obligation to repay to Lender the Term Loan with interest as herein provided. The Lender’s books and records shall determine the amount of the outstanding Obligations absent manifest error.

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2.2. Advances and Payments:

a. At the Closing, Lender shall transfer the aggregate proceeds of the Term Loan Amount by wire transfer, in immediately available funds as follows: (i) first, to the Lender in an amount equal to Fifty Thousand Dollars ($50,000) for application towards Lender’s fees and expenses incurred in connection with the negotiation, documentation and closing of this Agreement and the transactions contemplated hereby, which, at Lender’s election, may be accomplished via a net funding mechanism; and (ii) second, in the amounts and to the payees in accordance with the funds flow attached hereto as Exhibit D. Borrower hereby acknowledges and agrees that Lender may make such payments strictly on the basis of the account numbers furnished in Exhibit D. In the event that the account numbers provided by Borrower on Exhibit D are incorrect, Borrower hereby agrees to be fully liable for any and all losses, costs and expenses arising therefrom.

b. Except to the extent otherwise set forth in this Agreement, all payments of principal (including, without limitation, interest on the Term Loan that has been added to principal in accordance with the terms of this Agreement) and all Expenses, fees, indemnification obligations and all other charges and any other Obligations of Borrower, shall be made to Lender by wire transfer at an account designated by Lender in writing, in United States dollars, in immediately available funds.

2.3. Interest:

a. Subject to Sections 2.3(b) and 2.5 of this Agreement, the unpaid principal balance of the Term Loan shall bear interest, subject to the terms hereof, at a per annum rate equal to fifteen percent (15%) (the “Interest Rate”). Borrower shall pay accrued interest on the unpaid balance of the Term Loan monthly in arrears on the last Business Day of each month (each date upon which interest shall be so payable, an “Interest Payment Date”) and the period from each Interest Payment Date to the next Interest Payment Date being referred to as an “Interest Period”). Subject to Section 2.3(b) of this Agreement, all interest payable under this Agreement for each Interest Period shall be paid-in-kind on each Interest Payment Date by being capitalized and added to the outstanding principal balance of the Term Loan. Interest on the Term Loan shall accrue from the date of this Agreement until repayment of the principal and payment of all accrued and unpaid interest in full. Interest shall be computed on the basis of a 360-day year and the number of actual days elapsed.

b. Upon the occurrence and during the continuance of an Event of Default, the principal balance of the Term Loan shall bear interest at a rate equal to the amount set forth in Section 2.3(a) of this Agreement plus 2.00% per annum until such Event of Default is cured or waived. All such default interest shall be paid-in-kind on the next Interest Payment Date by being capitalized and added to the outstanding principal balance of the Term Loan.

2.4. Additional Interest Provisions:

a. All contractual rates of interest chargeable on outstanding principal under the Loan shall continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

b. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, such rate shall automatically be reduced to the maximum rate permitted by such law.

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2.5. Payments:

a. Beginning on the last Business Day of the month in which the In-Service Date occurs, and continuing on the last Business Day of each month thereafter until the repayment of all Term Loan debt principal and accrued interest occurs (each such day, a “Term Loan Payment Date”), Borrower shall make debt service payments on the Term Loan through a cash sweep with the Site-level Cash Flow otherwise to be distributed to Soluna Holdings, Inc., the ultimate parent entity of Borrower (the “SLNH Cash”) being applied as a repayment of the Loan equal to (i) accrued and unpaid interest that has not yet been added to the principal balance of the Term Loan pursuant to Section 2.3(a), if any, plus (ii) 1/24 of the then outstanding principal balance of the Term Loan, but not to exceed the greater of (x) SLNH Cash times 0.60 and (y) SLNH Cash times 0.33. Any and all monthly debt service amounts so paid to Lender shall be applied first to accrued and unpaid interest that has not yet been added to the principal balance of the Term Loan pursuant to Section 2.3(a), if any, and then to repayment of the then outstanding principal balance of the Term Loan.

b. On the Term Loan Maturity Date, all remaining principal and accrued and unpaid interest that has not yet been added to the principal balance of the Term Loan pursuant to Section 2.3(a), if any, shall become immediately due and owing in full and shall be paid by wire transfer in immediately available funds.

c. Borrower may voluntarily prepay the Term Loan in whole or in part at any time or from time to time. Any voluntary prepayment of the Term Loan shall be in a principal amount not less than $25,000.

d. Any voluntary prepayment of the Term Loan shall be accompanied by all accrued and unpaid interest that has not yet been added to the principal balance of the Term Loan pursuant to Section 2.3(a), if any. Any partial prepayment of the Term Loan shall be applied to installments of the Term Loan due in the inverse order of maturity.

2.6. Use of Proceeds: To partially fund the operation and energization of the Borrower’s site known as Dorothy 1B.

SECTION III. COLLATERAL

3.1. Collateral: As security for the payment of the Obligations, and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents, Borrower hereby assigns and grants to Lender, a continuing Lien on and security interest in, upon and to the following Property, all whether now owned or hereafter acquired, created or arising and wherever located:

1.	Accounts - All Accounts;

2.	Cash – All cash and cash equivalents;

3.	Chattel Paper and Warehouse Receipts - All Chattel Paper and Warehouse Receipts;

4.	Books and Records – All books and records;

5.	Commercial Tort Claims – All Commercial Tort Claims, including, without limitation, the Commercial Tort Claims set forth on Schedule 1;

6.	Contracts – All contract rights, including, without limitation, all contract rights under all Material Project Documents;

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7.	Deposit Accounts – All Deposit Accounts and all funds on deposit thereon, including, without limitation, the Deposit Accounts set forth on Schedule 2;

8.	Documents - All Documents;

9.	Equipment - All Equipment;

10.	Fixtures - All Fixtures;

11.	General Intangibles - All General Intangibles and all intellectual property, including, without limitation, the United States Trademarks, United States Patents and United States Copyrights set forth on Schedule 3;

12.	Goods - All Goods;

13.	Instruments - All Instruments;

14.	Inventory - All Inventory;

15.	Investment Property – all Investment Property and all owned equity interests, including, without limitation, the equity interests set forth on Schedule 4;

16.	Investments – All investments;

17.	Letter-of-Credit Rights – All Letter-of-Credit Rights, including, without limitation, the Letter-of-Credit Rights set forth on Schedule 5;

18.	Property in Lender’s Possession - All Property of Borrower, now or hereafter in Lender’s possession;

19.	Other Assets - All other Assets of Borrower; and

20.	Supporting Obligations – All Supporting Obligations; and

21.	Proceeds – To the extent not otherwise included all Proceeds and products of all and any of the foregoing and all collateral security and guarantees given by any Person with respect to the foregoing (including, without limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing property described in clauses (1) through (20).

Notwithstanding anything to the contrary contained in clauses (1) through (21) above, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property; provided that, if any Excluded Property would have otherwise constituted Collateral, when such property shall cease to be Excluded Property, such property shall be deemed at all times from and after the date hereof to constitute Collateral.

Borrower and Lender agree that this Agreement creates, and is intended to create, a valid and continuing first priority Lien and security interest upon the Collateral in favor of Lender.

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3.2. Lien Documents: At Closing and thereafter as Lender deems necessary, Borrower shall execute and/or deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender and its counsel):

a. Financing Statements pursuant to the UCC, which Lender may file in the state in which the Borrower is organized and any other jurisdictions that Lender deems appropriate; and

b. Any other agreements, documents, instruments and writings, including, without limitation, intellectual property security agreements, required by Lender to evidence, perfect or protect the Liens and security interests in the Collateral or as Lender may reasonably request from time to time.

3.3. Other Actions:

a. In addition to the foregoing, Borrower shall do anything further that may be reasonably required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including, without limitation, the execution and delivery of security agreements, contracts and any other documents required hereunder and the delivery of motor titles with Lender’s lien noted thereon. At Lender’s reasonable request, Borrower shall also immediately deliver (with execution by Borrower of all necessary documents or forms to reflect, implement or enforce the Liens described herein), or cause to be delivered to Lender all items for which Lender must receive possession to obtain a perfected security interest, including without limitation, all stock powers, letters of credit, certificates and documents of title, Chattel Paper, Warehouse Receipts, Instruments, and any other similar instruments constituting Collateral.

b. Lender is hereby authorized to file financing statements and amendments to financing statements without Borrower’s signature, in accordance with the UCC. Borrower hereby authorizes Lender to file all such financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its reasonable discretion may determine, including financing statements listing “All Assets” (or words to similar effect) in the collateral description therein. Borrower agrees to promptly comply with the requests of Lender in order for Lender to have and maintain a valid and perfected first security interest in the Collateral including, without limitation, executing and using commercially reasonable efforts to cause any other Person to execute such documents as Lender may require to obtain Control (as defined in the UCC) over all Deposit Accounts, Letter-of-Credit Rights and Investment Property.

3.4. Searches, Certificates:

a. Lender shall, prior to or at Closing, and thereafter as Lender may determine from time to time, at Borrower’s expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrower in this Agreement):

i. UCC searches with Delaware Secretary of State; and

ii. Judgment, state and federal tax lien and corporate tax lien searches, in all applicable filing offices of each state where Borrower is organized, maintains its executive office, a place of business, or assets.

b. Borrower shall, prior to or at Closing and at its expense, obtain and deliver to Lender good standing certificates showing Borrower to be in good standing in its state of organization.

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3.5. Landlord’s and Warehouseman’s Waivers: Borrower will promptly, at Lender’s request, cause each owner of any premises occupied by a Borrower or to be occupied by a Borrower and each warehouseman of any warehouse, where, in either event Collateral is held, to execute and deliver to Lender an instrument, in form and substance satisfactory to Lender, under which such owner(s) or warehouseman subordinates its/his/their interests in and waives its/his/their right to distrain on or foreclose against the Collateral and agrees to allow Lender to remain on such premises to dispose of or deal with any Collateral located thereon.

3.6. Filing Security Agreement: A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement where permitted by law.

3.7. Power of Attorney: Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for the Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on Borrower’s Accounts or proceeds of other Collateral; (b) execute and/or file in the name of Borrower any financing statements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Lender hereunder or is necessary to perfect (or continue or evidence the perfection of such security interest or Lien) Lender’s security interest or Lien in the Collateral; and (c) upon the occurrence and during the continuation of an Event of Default, do such other and further acts and deeds in the name of Borrower that Lender may reasonably deem necessary or desirable to enforce any Account or other Collateral.

SECTION IV. CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

Closing under this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and Lender’s counsel):

4.1. Resolutions and Other Documents: Borrower shall have delivered, or caused to be delivered to Lender the following:

a. this Agreement attaching all Schedules and Exhibits hereto, the Notes Intercreditor, and each of the other Loan Documents all properly executed;

b. financing statements, notices of the grant of intellectual property security agreements and each of the other documents to be executed and/or delivered by Borrower or any other Person pursuant to this Agreement;

c. evidence of completion of all other recordings and filings (including UCC-3 termination statements and other Lien release documentation) as may be necessary or, in the opinion of and at the request of Lender, desirable to perfect Lender’s first priority Lien and security interest on the Collateral and to ensure such Collateral is free and clear of other Liens other than Permitted Liens;

d. certified copies of (i) resolutions of the Borrower’s board of directors, members or other governing body authorizing the execution, delivery and performance of this Agreement and each of the other Loan Documents, (ii) the Borrower’s certificate of formation together with all amendments thereto, (iii) the Borrower’s operating agreement together with all amendments thereto, (iv) the Borrower’s good standing certificate in the state of Delaware; (v) the incumbency (with specimen signatures) of each officer of the Borrower that has been authorized to enter into and perform this Agreement and the other Loan Documents; (vi) true, accurate and correct copies of the Convertible Notes Documents; and (vii) true, accurate and correct copies of all Material Project Documents;

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e. evidence of control over Deposit Accounts, Letter-of-Credit Rights and Warehouse Receipts required under Section 3.3(b);

i. searches and certificates required under Section 3.4;

ii. a certificate of an Authorized Officer of Borrower confirming satisfaction with the solvency requirement set forth in Section 5.5 and the requirements set forth in Sections 4.2 and 4.3;

iii. insurance certificates and policies required under Section 6.2;

iv. a duly executed opinion of counsel to Borrower addressing such matters as Lender may request;

f. such other certificates, documents and agreements reasonably required by Lender; and

g. documentation in form and substance satisfactory to Lender evidencing Lender’s equity investment of not less than $5,000,000 in Borrower (and/or its Affiliates), as the case may be.

4.2. Absence of Certain Events: At the Closing Date, no Default or Event of Default hereunder shall have occurred and be continuing.

4.3. Warranties and Representations at Closing: The warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though made on and as of that date. Borrower shall not have taken any action or permitted any condition to exist which would have been prohibited by any Section hereof.

4.4. Compliance with this Agreement: Borrower shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrower before or at the Closing Date.

4.5. Closing: Subject to the conditions of this Section, the Loan shall be made available on such date (the “Closing Date”) and at such time and location as may be mutually agreeable to the parties contemporaneously with the execution hereof (“Closing”).

4.6. No Waiver of Rights: By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty or representation made by Borrower hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

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SECTION V. REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and make the Term Loan to Borrower, the Borrower warrants and represents to Lender that:

5.1. Organization and Validity:

a. The Borrower is a limited liability company, duly organized and validly existing under the laws of the State of Delaware. Borrower (i) has the appropriate power and authority to operate its business and to own its Property and (ii) is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification, except where the failure to so qualify does not and could not reasonably be expected to have a Material Adverse Effect.

b. The making and performance of this Agreement, and the other Loan Documents will not (i) violate any law, government rule or regulation, court or administrative order or other such order, or Borrower’s certificate of formation, articles of incorporation, bylaws, articles of organization or operating agreement, or (ii) violate or result in a default (immediately or with the passage of time) under the Convertible Notes Indebtedness, Convertible Notes Documents and/or any other contract, agreement or instrument to which Borrower is a party, or by which Borrower is bound. The Borrower is not in violation of any term of any agreement or instrument to which it is a party or by which it may be bound which violation has or could reasonably be expected to have a Material Adverse Effect, or of its certificate of formation, certificate of incorporation or bylaws or articles of organization or operating agreement.

c. Borrower has all requisite power and authority to enter into and perform this Agreement, to incur the obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents, as applicable.

d. This Agreement, and all of the other Loan Documents, when delivered, will be valid and binding upon Borrower, and enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

5.2. Pending Litigation: Other than as set forth on Schedule 6 as of the Closing Date, there are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of Borrower, threatened, against Borrower in any court or before any Governmental Authority which assert or make claims in excess of One Hundred Thousand Dollars ($100,000) or could reasonably be expected to have a Material Adverse Effect. To the knowledge of Borrower, there are no investigations (civil or criminal) pending or threatened against Borrower in any court or before any Governmental Authority which assert or make claims in excess of One Hundred Thousand Dollars ($100,000) or could reasonably be expected to have a Material Adverse Effect. Borrower is not in default with respect to any order of any Governmental Authority. To the knowledge of Borrower, no shareholder or executive officer of Borrower has been indicted in connection with or convicted of engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity which may result in the forfeiture of any property to any Governmental Authority.

5.3. Title to Properties: Borrower has good and marketable title in fee simple (or its equivalent under applicable law) to all the Property it purports to own, free from Liens and free from the claims of any other Person, except for Permitted Liens.

5.4. Governmental Consent: Neither the nature of Borrower or of its business or Property, nor any relationship between Borrower and any other Person, nor any circumstance affecting Borrower in connection with the issuance or delivery of this Agreement or any other Loan Documents is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of Borrower.

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5.5. Taxes: All federal, state and other material tax returns required to be filed by Borrower in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon Borrower, or upon any of its Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP and as to which no Lien has been entered. Borrower is not aware of any proposed additional tax assessment or tax to be assessed against or applicable to Borrower.

5.6. Full Disclosure: No written statement of Borrower to Lender in connection with the negotiation of the Loan, contain any untrue statement of a material fact. Such statements do not omit a material fact, the omission of which would make the statements contained therein misleading. There is no fact known to Borrower which has not been disclosed in writing to Lender which has or could reasonably be expected to have a Material Adverse Effect.

5.7. Subsidiaries: Borrower does not have any Subsidiaries or Affiliates, except as shown on Schedule 5.7.

5.8. Investments, Guarantees, Contracts, etc.:

a. Borrower does not own or hold equity or long term debt investments in, or have any outstanding advances to, any other Person. Borrower has not made a loan or advance to any holder of its Capital Stock except as disclosed in writing to Lender.

b. Borrower has not entered into any leases for real or personal Property (whether as landlord or tenant or lessor or lessee), except as set forth on Schedule 5.8.

c. Borrower is not a party to any contract or agreement, or subject to any charter or other corporate restriction, which has or could reasonably be expected to have a Material Adverse Effect.

d. Except as otherwise specifically provided in this Agreement, Borrower has not agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise), to a Lien not permitted by this Agreement.

5.9. Government Regulations, etc.:

a. Borrower has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business.

b. Borrower is not in violation of or receipt of written notice that it is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department thereof, (including, without limitation, Environmental Laws or government procurement regulations), a violation of which causes or could reasonably be expected to cause a Material Adverse Effect.

5.10. Business Interruptions: None of the business, Property or operations of Borrower have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against Borrower. There are no pending or, to Borrower’s knowledge, threatened labor disputes, strikes, lockouts or similar occurrences or grievances affecting Borrower.

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5.11. Names and Intellectual Property:

a. Borrower has not conducted business under or used any other name (whether corporate or assumed).

b. Borrower is not in violation of any rights of any other Person with respect to trademarks, service marks, patents or copyrights which Borrower uses.

c. (i) Except as set forth on Schedule 3 on the Closing Date, Borrower does not require any copyrights, patents, trademarks or other intellectual property, or any license(s) to use any patents, trademarks or other intellectual property in order to provide services to its customers in the ordinary course of business; and (ii) Lender will not need any copyrights, patents, trademarks or other intellectual property or any licenses to use the same in order to provide such services after the occurrence of an Event of Default.

5.12. Other Associations: Borrower is not engaged and has no interest in any joint venture or partnership with any other Person except as set forth on Schedule 5.12.

5.13. Environmental Matters:

a. To the best of Borrower’s knowledge after due inquiry, no Property presently owned, leased or operated by Borrower contains, or has previously contained, any Hazardous Substances in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.

b. Borrower is in compliance, and, for the duration of all applicable statutes of limitations periods, has been in compliance with all applicable Environmental Laws, and, to the best of the Borrower’s knowledge after due inquiry, there is no contamination at, under or about any properties presently owned, leased, or operated by Borrower or violation of any Environmental Law with respect to such properties which could reasonably be expected to interfere with any of their continued operations or reasonably be expected to impair the fair saleable value thereof.

c. Borrower has not received any notice of violation, alleged violation, non- compliance, liability or potential liability regarding environmental matters or compliance assessment with Environmental Laws and Borrower has no knowledge that any such notice will be received or is being threatened.

d. Hazardous Substances have not been transported or disposed of in a manner or to a location which are reasonably likely to give rise to liability of Borrower under any Environmental Law.

e. No judicial proceeding or governmental or administrative action is pending, or to the knowledge of Borrower, threatened under any Environmental Law to which Borrower is, or to Borrower’s knowledge will be, named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding, the implementation of which is reasonably likely to have a Material Adverse Effect on any natural resources or on Borrower’s business, financial condition, Property or prospects under any Environmental Law.

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5.14. Capital Stock: The authorized and outstanding Capital Stock of the Borrower and the owner thereof, is as shown on Schedule 5.14. All of the Capital Stock of Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all Governmental Authorities governing the sale and delivery of securities. Except for the rights and obligations communicated in writing by Borrower to Lender, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which Borrower or any of the shareholders of Borrower is bound relating to the issuance, transfer, voting or redemption of shares or interests of its Capital Stock or any pre-emptive rights held by any Person with respect to the shares or interests of Capital Stock of Borrower. Except as communicated in writing by Borrower to Lender, Borrower has not issued any securities convertible into or exchangeable for shares or interests of its Capital Stock or any options, warrants or other rights to acquire such shares or interests or securities convertible into or exchangeable for such shares or interests.

5.15. Solvency: Immediately after giving effect to the transactions contemplated under this Agreement and at all times thereafter, the Borrower is solvent, are able to pay its debts as they become due, and has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay Borrower debts. The Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

5.16. Perfection and Priority: This Agreement and the other Loan Documents are effective to create in favor of Lender legal, valid and enforceable first priority Liens and security interest in and to all right, title and interest of Borrower in the Collateral identified in this Agreement and the other Loan Documents, and when financing statements have been filed with the Delaware Secretary of State, Borrower will have granted to Lender, and Lender will have perfected first priority Liens in such Collateral (to the extent such security interest can be perfected by such a filing), superior in right to any and all other Liens, existing or future, subject to Permitted Liens (other than Permitted Liens contemplated by clause (m) of the definition thereof, which, to the extent permitted to exist in accordance with the terms hereof and the Notes Intercreditor, shall have the priority permitted by the Notes Intercreditor).

5.17. Deposit Accounts: All Deposit Accounts of Borrower have been identified on Schedule 2.

5.18. Anti-Terrorism Laws:

a. General: Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

b. Executive Order No. 13224: Borrower and each Affiliate of Borrower, and to Borrower’s knowledge, each of their respective agents acting or benefiting in any capacity in connection with the Loan, Letters of Credit or other transactions hereunder, is not any of the following (each a “Blocked Person”):

i. a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

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ii. a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

iii. a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

iv. a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

v. a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

vi. a Person who is affiliated with a Person listed above.

5.19. Margin Regulations: None of the proceeds of the Term Loan will be used, directly or indirectly by Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any “margin security” or “margin stock” within the meaning of Regulation U (12 C.F.R. Part 221), of the Board of Governors of the Federal Reserve System or for any other purpose which might make the transactions contemplated herein a “purpose credit” within the meaning of Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934 or the Small Business Investment Act of 1958, as amended, or any rules or regulations promulgated under any of such statutes.

5.19. ERISA: Borrower is in compliance with all funding requirements applicable to Borrower under ERISA and has not permitted a Reportable Event or a Prohibited Transaction, as defined in ERISA, to occur.

5.20. Continuation of Representations and Warranties: All representations and warranties made under this Agreement shall be true and correct at all times until all of the Obligations are paid and satisfied in full and the Term Loan has been terminated, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date.

SECTION VI. BORROWER’S AFFIRMATIVE COVENANTS

Borrower covenants that until all of the Obligations are paid and satisfied in full and the Term Loan has been terminated, that:

6.1. Payment of Taxes and Claims: Borrower shall pay, before they become delinquent, all obligations, taxes, assessments and governmental charges, or levies imposed upon it, or upon Borrower’s Property, and all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons, entitled to the benefit of statutory or common law Liens which, in any case, if unpaid, would result in the imposition of a Lien upon its Property; provided however, that Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof, shall at the time, be contested in good faith and by appropriate proceedings by Borrower, and if Borrower shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and Borrower’s title to, and its right to use, its Property are not materially adversely affected thereby.

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6.2. Maintenance of Properties and Corporate Existence:

a. Property - Borrower shall maintain its Property in good condition (normal wear and tear excepted), make all necessary renewals, replacements, additions, betterments and improvements thereto and will pay and discharge when due the cost of repairs and maintenance to its Property, and will pay all rentals when due for all real estate leased by Borrower.

b. Property Insurance, Public and Products Liability Insurance - Borrower shall maintain insurance (i) on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen’s compensation, boiler and machinery, with inflation coverage by endorsement) and (ii) against general liability, public liability, product liability and business interruption, in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies of similar size operating in the same industry as Borrower. At or prior to Closing, Borrower shall furnish Lender with duplicate original policies of insurance or such other evidence of insurance as Lender may require, and customary certificates of insurance naming Lender as additional insured on all liability policies and loss payee on all property insurance and business interruption insurance policies. In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Lender may do so for Borrower, but Borrower shall continue to be liable for the same. The policies of all such casualty insurance shall contain standard Lender’s Loss Payable Clauses (and, with respect to liability and interruption insurance, additional insured clauses) issued in favor of Lender under which all losses thereunder shall be paid to Lender as Lender’s interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days (or such lesser time period as approved by Lender in writing) prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of Borrower. Borrower hereby appoints Lender as Borrower’s attorney-in-fact, exercisable at Lender’s option while an Event of Default has occurred and is continuing to endorse any check which may be payable to Borrower in order to collect the proceeds of such insurance and any amount or amounts collected by Lender pursuant to the provisions of this Section may be applied by Lender, in its sole discretion, to any Obligations or to repair, reconstruct or replace the loss of or damage to Collateral as Lender in its discretion may from time to time determine. Borrower further covenants that all insurance premiums owing under its current policies have been paid. Borrower shall notify Lender, immediately, upon Borrower’s receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

c. Financial Records; Financial Reports; Inspection – (i) Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its transactions, (ii) Borrower shall provide Lender with (a) copies of Borrower’s monthly financial statements (to the extent prepared), (b) copies of Borrower’s quarterly financial statements, (c) copies of Borrower’s annual audited financial statements and filed tax returns and (d) such other information respecting the business, Property or condition or operations, financial or otherwise, of Borrower as Lender may from time to time reasonably request, and (iii) Borrower shall allow any representative of Lender to visit and inspect the properties, to inspect the Collateral and examine its books of record and account and to discuss its affairs, finances and accounts with any of Borrower’s officers, directors, employees and agents, all upon prior written notice, at such reasonable times and as often as Lender may reasonably request; provided, however, that in the absence of an Event of Default, the costs and expenses of not more than one (1) such inspection may be invoiced to the Borrower in any calendar year.

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d. Corporate Existence and Rights - Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing, rights and franchises, other than rights or franchises no longer used or useful in the business of Borrower.

6.3. Compliance with Laws: Borrower shall be in compliance in all material respects with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local, (including, without limitation, ERISA, Environmental Laws and government procurement regulations) and shall obtain and maintain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses. Borrower shall timely satisfy all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against Borrower or any Property of Borrower. Neither Borrower nor any Subsidiary shall take any action that would result in the debarment or suspension of the Borrower or any Subsidiary from contracting with any Governmental Authority.

6.4. Business Conducted: Borrower shall continue in the business presently operated by it using its best efforts to maintain its customers and goodwill. Borrower shall not engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by Borrower immediately prior to the Closing Date or then contemplated to be conducted by Borrower after giving effect to the In-Service Date.

6.5. Schedules: Borrower shall provide Lender updated Schedules to this Agreement within five (5) Business Days of any event necessitating a change thereto (or such other period of time specified in this Agreement) to the extent necessary to disclose any new or changed information; provided, that the provision of such updated Schedules shall not waive or deemed to be a waiver of any Default or Event of Default, if any, identified on such updated Schedules.

6.6. Material Adverse Developments: Borrower agrees that immediately upon becoming aware of any development or other information outside the ordinary course of business (excluding matters of a general economic, financial or political nature) which could reasonably be expected to have a Material Adverse Effect it shall give to Lender telephonic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the same day such verbal communication is made or the next Business Day thereafter.

6.7. Places of Business: Borrower shall give thirty (30) days prior written notice to Lender of any changes in the location of any of its respective places of business, of the places where records concerning its Accounts or where its Inventory are kept, or the establishment of any new, or the discontinuance of any existing place of business; provided that Borrower may not establish any place of business outside of the United States.

6.8. Contracts; Material Project Documents; Notices: On the first Business Day of each month, Borrower shall provide Lender with a fully-executed copy of (a) each amendment, modification or supplement to any existing contracts and/or Material Project Documents; and (b) each newly executed contract and/or Material Project Document. Borrower shall provide Lender with notice of any notice of default, breach or non-renewal with respect to the Borrower’s contracts, Material Project Documents and/or the Convertible Notes Documents.

6.9. Contract Assignments: Borrower shall execute and deliver to the Lender such assignments and acknowledgments as it shall require with respect to the Borrower’s contracts to provide for receivable payments to be made by Account Debtors directly to the Lender, and the Borrower shall direct all automated clearing house and other electronic payments with respect to the accounts receivable to be made to the Lender.

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SECTION VII. BORROWER’S NEGATIVE COVENANTS:

Borrower covenants that until all of the Obligations are paid and satisfied in full and the Term Loan has been terminated, that:

7.1. Merger, Consolidation, Dissolution or Liquidation:

a. Borrower shall not engage in any Asset Sale other than Equipment that is no longer used or useful in Borrower’s business or is replaced by other equipment of comparable or superior quality and value within ninety (90) days of such Asset Sale.

b. Borrower shall not merge or consolidate with any other Person or commence a dissolution or liquidation.

7.2. Acquisitions; Subsidiaries: Borrower shall not acquire all or a material portion of the Capital Stock or assets of any Person in any transaction or in any series of related transactions or enter into any sale and leaseback transaction.

7.3. Liens and Encumbrances: Borrower shall not: (i) execute a negative pledge agreement with any Person covering any of its Property, or (ii) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property (including, without limitation, the Collateral), whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except for Permitted Liens.

7.4. Transactions With Affiliates or Subsidiaries:

a. Except as set forth on Schedule 7.4 on the Closing Date, Borrower shall not enter into any transaction with any Subsidiary or other Affiliate, including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary unless: (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by Borrower, and the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm’s length transactions with any Person not an Affiliate or a Subsidiary, and so long as such transaction is not prohibited hereunder; or (ii) such transaction is intended for incidental administrative purposes.

b. Borrower shall not create or acquire any Subsidiary.

7.5. Permitted Indebtedness; Guarantees: Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, Borrower shall not become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any Person other than Permitted Indebtedness.

7.6. Loan; Investments; Dividends:

a. Borrower shall not make or have outstanding Loan, advances, extensions of credit or capital contributions to, or investments in, any Person other than Permitted Investments.

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b. Borrower shall not make or pay any dividends or distributions or payments to redeem, retire or purchase any Capital Stock other than Permitted Distributions.

7.7. Miscellaneous Covenants:

a. Borrower shall not become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs Borrower’s ability to perform under this Agreement, or under any other instrument, agreement or document to which Borrower is a party or by which it is or may be bound.

b. Borrower may not change its name without the prior written consent of Lender.

7.8. Jurisdiction of Organization: Borrower shall not change its jurisdiction of organization without the prior written consent of Lender.

7.9. Convertible Notes Indebtedness; Convertible Notes Documents: Borrower shall not amend, modify, extend or supplement the Convertible Notes Indebtedness or the Convertible Notes Documents without the prior written consent of Lender, except to the extent permitted by and not inconsistent with the terms of the Notes Intercreditor.

7.10. Borrower Operating Agreement: Borrower shall not amend, modify or supplement the Borrower Operating Agreement in any manner adverse to the Lender without the Lender’s prior written consent.

7.11. Material Project Documents: Borrower shall not amend, modify, supplement or terminate any Material Project Documents in any manner adverse to the Lender without the Lender’s prior written consent.

SECTION VIII. DEFAULT

8.1. Events of Default: Each of the following events shall constitute an event of default (“Event of Default”):

a. Payments - if Borrower fails to make any payment of principal or interest, under the Obligations on the date such payment is due and payable; or

b. Other Charges - if Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement on the date such payment is due and payable and such failure continues unremedied for three (3) Business Days; or

c. Warranties or Representations - if any warranty, representation or other statement by or on behalf of Borrower contained in or pursuant to this Agreement, the other Loan Documents or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made or deemed to be made; or

d. Covenants – if Borrower fails or neglects to perform, keep or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Document, and as to any default (other than those specified in other clauses of this Section 8.1) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within twenty (20) days after the occurrence thereof;

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e. Judgments - if any final judgment for the payment of money in excess of Fifty Thousand Dollars ($50,000) in the aggregate (i) which is not fully and unconditionally covered by insurance or (ii) for which Borrower has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against Borrower and such judgment shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal; or

f. Assignment for Benefit of Creditors, etc. - if Borrower makes or proposes in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower; or

g. Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of Borrower, or the commencement of any proceeding to avoid any transaction entered into by Borrower, or the commencement of any case or proceeding for reorganization or liquidation of Borrower’s debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower; provided, however, that Borrower shall have sixty (60) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such sixty day period, Lender shall not be obligated to make Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding;

h. Liens - if any Lien in favor of Lender shall cease to be valid, enforceable and perfected and prior to all other Liens other than Permitted Liens or if Borrower or any Governmental Authority shall assert any of the foregoing; or

i. Cross-Default - a payment or other default by Borrower under any material loan, lease, guaranty or other material financial obligation to any third party exceeding $250,000 that is not cured or waived within any applicable grace or cure period therefor; or

j. Notes Intercreditor; Relationship with Convertible Noteholders - if the Notes Intercreditor shall for any reason by revoked or invalidated or otherwise cease to be in full force and effect, any Convertible Noteholder shall be in breach thereof or contest in any manner the validity or enforceability thereof, or the Obligations under this Agreement owed to Lender shall for any reason be subordinated or shall not have the priority contemplated by this Agreement; or

k. Default Under Material Project Documents – if there shall occur any default, breach, termination or non-renewal with respect to any Material Project Document.

l. Change of Control – if any Change of Control occurs;

m. Material Adverse Effect – if any other act, omission or occurrence occurs that results in a Material Adverse Effect, as reasonably determined by Lender, in good faith; or

n. Failure to Achieve In-Service Date – if the In-Service Date shall not have occurred on or before September 1, 2023 or such later date as may be consented to by Lender in its sole discretion.

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8.2. Rights and Remedies on Default:

a. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default Lender may, in its discretion, declare the Obligations immediately accelerated, due and payable, all without demand, notice, presentment or protest or further action of any kind (but if any Event of Default described in Section 8.1(f) or Section 8.1(g) occurs, all Obligations are immediately accelerated, due and payable without any action by Lender).

b. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the acceleration of the Obligations following the occurrence and during the continuance of an Event of Default (other than the rights with respect to clause (iv) below which Lender may exercise at any time while an Event of Default exists and regardless of whether there is an acceleration), Lender may, in its discretion, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

i. The right to take possession of, send notices regarding and collect directly the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to Borrower to an address designated by Lender); or

ii. By its own means or with judicial assistance, enter Borrower’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with the UCC, without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action; or

iii. Sell, lease or otherwise dispose of any or all of the Collateral in a commercially reasonable manner at public or private sale with notice to Borrower (the parties agreeing that thirty (30) days’ prior written notice shall constitute adequate notice of such sale) at such price as it may deem best, for cash, credit, or otherwise, with the right of Lender to purchase and apply the Proceeds to the Obligations (with any excess being refunded to Borrower).

iv. The right to enjoin any violation of Section 7.1, it being agreed that Lender’s remedies at law are inadequate.

c. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, notwithstanding anything to the contrary in the Borrower Operating Agreement, at any time following the occurrence and during the continuance of an Event of Default that has been continuing for a period of ten (10) or more Business Days, then Lender may, in its discretion require that it be appointed as “Manager” (as defined in the Borrower Operating Agreement) under the Borrower Operating Agreement. Upon such election by Lender described in the prior sentence, then (i) the Borrower Operating Agreement shall be and shall be deemed to be amended to reflect the Lender’s appointment as “Manager” (as defined in the Borrower Operating Agreement) under the Borrower Operating Agreement, and (ii) the Borrower shall promptly take any and all actions reasonably requested by Lender to further reflect and evidence such appointment.

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In addition, Borrower shall be liable for any and all unpaid additional sums due hereunder before, after or during the exercise of any of the foregoing remedies; for all reasonable and documented out-of-pocket legal fees and other reasonable and documented out-of-pocket costs and expenses incurred by reason of any Default or of the exercise of Lender’s remedies with respect thereto. No remedy referred to in this Section is intended to be exclusive, but each shall be cumulative, and shall be in addition to any other remedy referred to above or otherwise available at law or in equity, and may be exercised concurrently or separately from time to time. Borrower hereby waives any and all existing or future claims to any offset against the sums due hereunder and agrees to make the payments regardless of any offset or claim which may be asserted by Borrower or on its behalf in connection with this Agreement.

8.3. Nature of Remedies: All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, at any time, under any agreement, with any available remedy and in any order.

8.4. Set-Off:

a. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), upon or at any time after the occurrence and during the continuance of an Event of Default, Lender (and any participant) shall have and be deemed to have, without notice to Borrower, the immediate right of set-off against any bank account of Borrower with Lender, or of Borrower with any other Lender Affiliate or subsidiary or Affiliate of any participant and may apply the funds or amount thus set-off against any of Borrower’s Obligations hereunder.

b. If any bank account of Borrower with Lender, any other Lender Affiliate or any participant is attached or otherwise liened or levied upon by any third party, Lender (and such participant) shall have and be deemed to have, without notice to Borrower, the immediate right of set-off and may apply the funds or amount thus set-off against any of Borrower’s Obligations hereunder.

SECTION IX. MISCELLANEOUS

9.1. Governing Law: THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES. THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

9.2. Integrated Agreement: The other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control. This Agreement and all of the other associated Loan Documents represent and represent the final agreement between the parties on the subject matter thereof and may not be contradicted by evidence of prior agreements of the parties whether in writing or oral, none of which, to whatever extent they might exist, survive the execution of this Agreement.

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9.3. Waiver: No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

9.4. Indemnity; Expenses:

a. Borrower releases and shall indemnify, defend and hold harmless Lender and its respective officers, directors, employees, Affiliates, attorneys and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) Borrower’s breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, (iii) Borrower’s failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees, (including without limitation Environmental Laws, etc.), and (iv) any claim by any other creditor of Borrower or any other Person against Lender arising out of any transaction whether hereunder or in any way related to the Loan Documents and all costs, expenses, fines, penalties or other damages resulting therefrom, other than to the extent resulting from acts or conduct of Lender constituting willful misconduct or gross negligence as determined by a final non-appealable judgment of a court of competent jurisdiction. Promptly after receipt by an indemnified party under subsection (a) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; provided, however, that the omission so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party hereunder.

b. Borrower agrees to pay or reimburse (i) Lender for all reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented out-of-pocket fees and expenses of all counsel, advisors, consultants and auditors retained in connection therewith), incurred in connection with: (A) the preparation, negotiation, execution, delivery, performance and enforcement of the Loan Documents and the preservation of any rights thereunder (including, without limitation, filing or recording fees and taxes); provided, however, that expenses of legal counsel incurred prior to the Closing Date will not reimbursed to the extent of the excess thereof over $50,000 (excluding, for the avoidance of doubt, any filing or service provider costs in connection with any lien filings made pursuant to this Agreement); (B) any amendment, waiver or other modification or waiver of, or consent with respect to, any Loan Document or advice in connection with the administration of the Obligations or the rights thereunder; and (C) any effort (i) to monitor the Obligations, and (ii) to evaluate, observe or assess Borrower or the affairs of such Person; provided, however, that, notwithstanding anything herein to the contrary, the Borrower’s payment and reimbursement obligations under this clause shall be limited to the actual reasonable and documented out-of-pocket fees, charges and disbursements of one counsel for Lender and if reasonably deemed necessary by Lender, of one local counsel in any relevant jurisdiction; and (ii) Lender for all reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented out-of-pocket fees and expenses of all counsel, advisors, consultants and auditors retained in connection therewith), incurred in connection with: (A) collection, including deficiency collections; (B) any litigation, dispute, suit, proceeding or action (whether instituted by or between any combination of Lender, Borrower or any other Person), and an appeal or review thereof, in any way relating to the Collateral, any Loan Document, or any action taken or any other agreements to be executed or delivered in connection therewith, whether as a party, witness or otherwise; and (C) any effort to verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of the Collateral; provided, however, that, notwithstanding anything herein to the contrary, the Borrower’s payment and reimbursement obligations under this clause shall be limited to the actual reasonable and documented out-of-pocket fees, charges and disbursements of one counsel for Lender and if reasonably deemed necessary by Lender, of one local counsel in any relevant jurisdiction.

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9.5. Time: Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrower’s performance under all provisions of this Agreement.

9.6. Brokerage: This transaction was brought about and entered into by Lender and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Borrower represents that it has not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder or agent or other person, Borrower hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel reasonably satisfactory to Lender, any action or actions to recover on such claim, at Borrower’s own cost and expense, including such party’s reasonable counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in such party’s favor, the amount demanded shall be deemed an Obligation of Borrower under this Agreement.

9.7. Notices:

a. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person to the person listed below or if sent by telecopy or by nationally recognized overnight courier, as follows, unless such address is changed by written notice hereunder:

Lender:	Navitas West Texas Investments SPV, LLC
2388 S Tarryal Way
Franktown, CO 80116
Attention: Chad Roach
e-mail: chad@navitas.global

with copy to:	Brown Rudnick LLP
One Financial Center
Boston, MA 02111
Attention: Steven B. Levine, Mary D. Bucci
Facsimile: 617-856-8201

Borrower:	Soluna DV ComputeCo, LLC
c/o Soluna Holdings, Inc..
325 Washington Avenue Extension
Albany, New York 12205
Attention: Jessica Thomas, CAO
e-mail: jessica@soluna.io

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and

Soluna DV ComputeCo, LLC
c/o Soluna Holdings, Inc.
325 Washington Avenue Extension
Albany, New York 12205
Attention: Jessica Thomas, CAO
e-mail: jessica@soluna.io

with copy to:	J.P. Galda
J.P. Galda & Co.
40 E. Montgomery Ave., LTW 220
Ardmore, PA 19003
e-mail: jpgalda@jpgaldaco.com

b. Any notice sent by Lender, or Borrower by any of the above methods shall be deemed to be given when so received.

c. Lender shall be fully entitled to rely upon any telecopy transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.8. Headings: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.9. Survival; Reinstatement:

a. All warranties, representations, and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of this Agreement and the other Loan Documents regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrower hereunder. Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full. All indemnification obligations under this Agreement, including, without limitation, under Sections 2.2, 9.4, 9.7 and 9.9(b), shall survive the termination of this Agreement and payment of the Obligations.

b. The Obligations shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and Borrower agrees that it will indemnify the Lender on demand for all reasonable, documented, out-of-pocket costs and expenses (including fees and expenses of a single primary outside counsel) incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

9.10. Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the parties hereto and the successors and assigns of each of the parties. Borrower may not transfer, assign or delegate any of its duties or obligations hereunder. Borrower acknowledges and agrees that Lender may at any time, and from time to time, (a) sell participating interests in the Loan, and Lender’s rights hereunder to other financial institutions, and (b) sell, transfer, or assign the Obligations and Lender’s rights hereunder, to any one or more additional banks or financial institutions, subject (as to Lender’s rights under this clause (b)) to Borrower’s written consent, which consent shall not be unreasonably withheld; provided that, no consent under this clause (b) shall be required if an Event of Default exists at the time of such sale, transfer or assignment.

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9.11. Duplicate Originals; Effect of Facsimile and Photocopied Signatures: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement (and the other Loan Documents) may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement, the Loan Documents or any counterpart thereof to produce or account for any of the other counterparts. A copy of this Agreement and the Loan Documents signed by one party and faxed or scanned and emailed to another party (as a PDF or similar image file) shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy or PDF of this Agreement and the other Loan Documents shall be effective as an original for all purposes.

9.12. Modification: No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.

9.13. Signatories: Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

9.14. Third Parties: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including, without limitation, Borrower’s duties under any account or contract with any other Person.

9.15. Discharge of Taxes, Borrower’s Obligations, Etc.: Lender, in its sole discretion, shall have the right at any time, and from time to time, with at least ten (10) days prior notice to Borrower if Borrower fails to do so, to: (a) pay for the performance of any of Borrower’s obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on Borrower’s Property in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP. Expenses and advances shall be added to the Term Loan, and bear interest at the rate applicable to the Term Loan, until reimbursed to Lender. Such payments and advances made by Lender shall not be construed as a waiver by Lender of a Default or Event of Default under this Agreement.

9.16. Consent to Jurisdiction: Borrower and Lender each hereby irrevocably consent to the non-exclusive jurisdiction of the courts of the State of New York in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking. Borrower waives any objection which Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. Borrower irrevocably agrees to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

9.17. Additional Documentation: Borrower shall execute and/or re-execute, and cause any Guarantor or other Person party to any Loan Document, to execute and/or re-execute and to deliver to Lender or Lender’s counsel, as may be deemed appropriate, any document or instrument signed in connection with this Agreement in order to correct any manifest error in the drafting thereof, as well as any document or instrument which should have been signed at or prior to the Closing, but which was not so signed and delivered. Borrower agrees to comply with any written request by Lender within ten (10) days after receipt by Borrower of such request.

9.18. Waiver of Jury Trial: BORROWER AND LENDER EACH HEREBY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURES TO FOLLOW ON SEPARATE PAGE]

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IN WITNESS WHEREOF, the undersigned parties have executed this Agreement effective as of the day and year first above written.

BORROWER:

SOLUNA DV COMPUTECO, LLC, a Delaware limited liability company

By:
Name:
Title:

LENDER:

NAVITAS WEST TEXAS INVESTMENTS SPV, LLC

By:
Name:
Title:

[Signature Page to Loan Agreement]

Exhibit A

(Form of Collateral Assignment of Material Project Documents)

COLLATERAL ASSIGNMENT OF MATERIAL PROJECT DOCUMENTS

THIS COLLATERAL ASSIGNMENT OF MATERIAL PROJECT DOCUMENTS (this “Assignment”) is made and entered into as of May [8], 2023, by SOLUNA DV COMPUTECO, LLC, a Delaware limited liability company (“Assignor”), to and for the benefit of NAVITAS WEST TEXAS INVESTMENTS SPV, LLC (in its capacity as “Lender” under the Loan and Security Agreement referenced below, and together with its successors and permitted assigns in such capacity, “Assignee”).

RECITALS:

WHEREAS, Assignor and Assignee have entered into that certain Loan and Security Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Loan and Security Agreement”), pursuant to which the Lender agreed, subject to the terms and conditions set forth in the Loan and Security Agreement, to make the Term Loan and certain financial accommodations to Assignor;

WHEREAS, reference hereby is made to the Material Project Documents (as defined in the Loan and Security Agreement), including but not limited to each Material Project Document listed on Schedule I hereto.

WHEREAS, as a condition precedent to the availability of the Term Loan and other financial accommodations under the Loan and Security Agreement, Assignor shall collaterally assign its rights, title and interest (but not its obligations) under the Material Project Documents, and grant a Lien in its rights, title and interest in the Material Project Documents, to Assignee, to secure the Term Loan and other Obligations.

NOW, THEREFORE, in consideration of the foregoing and in order to induce Assignee to make available the Term Loan and other financial accommodations under the Loan and Security Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which hereby are acknowledged, Assignor hereby agrees with Assignee, as follows:

1. DEFINITIONS. Any capitalized term not otherwise defined herein which is defined in the Loan and Security Agreement shall have the meaning assigned to such terms in the Loan and Security Agreement.

2. ASSIGNMENT.

(a) To secure the payment, performance and observance of the Obligations of Assignor, in its capacity as Borrower under the Loan and Security Agreement, Assignor hereby collaterally assigns to Assignee, all of its rights, title and interest (but not its obligations) under the Material Project Documents, and grants to Assignee, for the benefit of the Assignee, a continuing Lien in and to all of its rights, title and interest in, under, and pursuant to the Material Project Documents and all proceeds thereof, including without limitation each Material Project Document listed on Schedule I hereto.

Ex. A. - 1

(b) Assignee shall not have any obligation or duty to perform any of the obligations of Assignor or any other party to the Material Project Documents, all of which shall remain the sole and exclusive duty and obligation of Assignor or such other party, as applicable and neither this Assignment nor any action taken hereunder, shall cause the Assignee to be under any obligation or to incur any liability in any respect to any party to any Material Project Document for the performance or observance of any of the representations, warranties, conditions, covenants, agreements or terms of any Material Project Document.

(c) The rights assigned hereunder include, without limitation, all rights, and rights of enforcement, regarding any, and all rights, claims and causes of action of Assignor against any party to any Material Project Document arising directly or indirectly in whole or in part from, any breach or violation of such Material Project Document and, following the occurrence and during the continuance of an Event of Default, subject to the applicable provisions of the Loan and Security Agreement, Assignee shall have the right, but not the obligation, to institute action and seek redress directly against any party to any Material Project Document for any such breach or violation; provided, however, so long as no Event of Default has occurred and is continuing, Assignor may enforce all of the rights, claims or causes of action which Assignor may have under such Material Project Document, but only to the extent such enforcement is not prohibited by the Loan and Security Agreement. Assignee shall endeavor in good faith to provide Assignor prompt written notice of any institution of any such action; provided, however, that such failure by Assignee to provide such notice shall not limit or impair any of Assignee’s rights under this Assignment and Assignee shall have no liability as a result of such failure.

(d) The Lien granted hereby has been granted as a supplement to, and not in limitation of, the Lien granted to Assignee, for the benefit of the Assignee, under the Loan and Security Agreement and/or other Loan Documents to which Assignor and Assignee are parties, and such Loan and Security Agreement and other Loan Documents (and all rights and remedies of Assignee thereunder) shall remain in full force and effect in accordance with their respective terms.

3. PAYMENTS TO ASSIGNEE. Without limiting any other provision of this Assignment, upon the occurrence and during the continuance of an Event of Default, Assignor hereby specifically authorizes and directs each applicable counterparty to any Material Project Document upon five (5) Business Days’ prior written notice to it by Assignee to make all payments due under or arising under each Material Project Document directly to Assignee and hereby irrevocably authorizes and empowers Assignee to request, demand, receive, and give acquittance for any and all amounts which may be or become due or payable or remain unpaid at any time and times to Assignor by any applicable counterparty to any Material Project Document under and pursuant to a Material Project Document, and to endorse any checks, drafts or other orders for the payment of money payable to Assignor in payment thereof, and in Assignee’s sole discretion to file any claims or take any action or proceeding, either in its own name or in the name of Assignor or otherwise, which Assignee may deem appropriate for purposes of collecting any such moneys due. Assignee shall endeavor in good faith to provide Assignor prompt written notice of Assignee’s exercise of any of its rights described in the foregoing sentence; provided, however, that such failure by Assignee to provide such notice shall not limit or impair any of Assignee’s rights under this Assignment and Assignee shall have no liability as a result of such failure. It is expressly understood and agreed, however, that Assignee shall not be required or obligated in any manner to make any demand or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or take any other action to collect or enforce the payment of any amounts which may have been assigned to Assignee or to which Assignee may be entitled hereunder at any time or times.

4. ATTORNEY-IN-FACT. The terms of Section 3.7 of the Loan and Security Agreement are incorporated by reference, mutatis mutandis, and the parties hereto agree to such terms.

Ex. A. - 2

5. REMEDIES CUMULATIVE. No right or remedy of Assignee hereunder is exclusive of any other right or remedy hereunder or now or hereafter existing at law or in equity or under the Loan and Security Agreement, any Notes or the other Loan Documents, but is cumulative and in addition thereto and Assignee may recover judgment thereon, issue execution therefor, and resort to every other right or remedy available at law or in equity or under the Loan and Security Agreement, any Notes or the other Loan Documents, without first exhausting or affecting or impairing the security or any right or remedy afforded under this Assignment. No delay in exercising, or omission to exercise, any such right or remedy will impair any such right or remedy or will be construed to be a waiver of any default by Assignor hereunder, or acquiescence therein, nor will it affect any subsequent default hereunder by Assignor of the same or different nature. Every such right or remedy may be exercised independently or concurrently, and when and so often as may be deemed expedient by Assignee. No term or condition contained in this Assignment, may be waived, altered or changed except as evidenced in writing signed by Assignor and Assignee. In case Assignee shall have proceeded to enforce any right under this Assignment and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Assignee, then, and in every such case, Assignor and Assignee shall be restored to their former positions and rights hereunder in respect to the Material Project Documents, and all rights, remedies, and powers of Assignee shall continue as though no such proceedings had been taken.

Each of Assignor and each applicable counterparty to each Material Project Document shall take, after the occurrence and during the continuation of any Event of Default, any action that Assignee may request, in accordance with the terms of the Loan and Security Agreement and/or other Loan Documents, as applicable, in order to enable Assignee to obtain and enjoy the full rights and benefits granted to Assignee hereunder and under the Material Project Documents, including, without limitation, all rights necessary or desirable to obtain, use, sell, assign or otherwise transfer control of the Collateral herein described and to exercise all remedies available to Assignee hereunder and applicable law.

6. MISCELLANEOUS.

A. Notices. All notices required or permitted to be given hereunder shall be given pursuant to the notice provisions of the Loan and Security Agreement.

B. Captions. Captions used in this Assignment are for convenience only and shall not affect the construction of this Assignment.

C. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Sections 9.1 (Governing Law), 9.16 (Consent to Jurisdiction) and 9.18 (Waiver of Jury Trial) of the Loan and Security Agreement are incorporated herein by reference mutatis mutandis.

D. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that Assignor may not assign its rights or obligations hereunder without the written consent of Assignee.

E. Severability. The illegality or unenforceability of any provision of this Assignment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Assignment or any instrument or agreement required hereunder.

F. Amendment. This Assignment may not be amended, supplemented, terminated or otherwise modified except by written instrument executed by Assignor and Assignee or otherwise in accordance with the Loan and Security Agreement.

G. Further Assurances. Assignor hereby agrees, subject to the provisions of the Loan and Security Agreement and the other Loan Documents, at any time, and from time to time, after the execution and delivery of this Assignment, that it will promptly execute and deliver such further documents and do such further acts and things as Assignee may request in its reasonable discretion that may be necessary in order to effect fully the purposes of this Assignment.

H. Counterparts. This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Assignment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

[Remainder of page intentionally blank; Signature pages follow]

Ex. A. - 3

IN WITNESS WHEREOF, this Assignment has been made by Assignor as of the day and year first written above.

ASSIGNOR:

SOLUNA DV COMPUTECO, LLC, a Delaware limited liability company

By:
Name:
Title:

Collateral Assignment of Material Project Documents

Ex. A. - 4

Agreed and acknowledged as of the date above:

NAVITAS WEST TEXAS INVESTMENTS SPV, LLC, as Assignee

By:
Name:
Title:

Ex. A. - 5

Acknowledgement of Counterparties to Material Project Documents

Each counterparty to any Material Project Document hereby acknowledges the foregoing Assignment and agrees to be bound by its terms:

SOLUNA DVSL COMPUTECO, LLC, a Delaware limited liability company

By:
Name:
Title:

SOLUNA DV SERVICES, LLC, a Nevada limited liability company

By:
Name:
Title:

Ex. A. - 6

SCHEDULE I

Material Project Documents

1.	GSEC Briscoe PPA
2.	Soluna - LHEC Soluna Retail Agreement
3.	Soluna - Briscoe Cooperation Agreement
4.	Soluna - Performance Security Agreement
5.	Soluna - Data Facility Lease
6.	Soluna - DV Joinder

S-I - 1

Exhibit B

(Description of Dorothy 1B)

Attached.

Ex. B. - 1

Exhibit C

(Form of Promissory Note)

PROMISSORY NOTE

$2,050,000.00	May [8], 2023

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to NAVITAS WEST TEXAS INVESTMENTS SPV, LLC or its successors and permitted assigns (the “Lender”), in accordance with the provisions of the Loan Agreement (as hereinafter defined), the principal amount of the Term Loan made by the Lender to the Borrower (and not otherwise repaid) under the Loan and Security Agreement dated as of the date hereof (as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof, the “Loan Agreement”) among the Borrower, the Lender and each other Person from time to time party thereto. Unless otherwise defined herein, capitalized terms used in this Promissory Note have the meanings ascribed thereto in the Loan Agreement.

The Borrower promises to pay interest on the unpaid principal amount of Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates, in such form and at such times as provided in the Loan Agreement. All payments of principal (including, without limitation, all interest on the Term Loan that has been paid-in-kind and added to principal in accordance with the terms of the Loan Agreement) shall be made to the Lender in United States Dollars, in immediately available funds when due in accordance with the Loan Agreement. If any amount is not paid in full when due hereunder (after giving effect to applicable grace periods), such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Loan Agreement. The Term Loan may be prepaid in whole or in part without premium or penalty.

This Promissory Note is the Note referred to in the Loan Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Loan Agreement, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable all as provided in the Loan Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business, which shall, in the absence of manifest error, be conclusive evidence of the amount then remaining unpaid on this Promissory Note. The Lender may also attach schedules to this Promissory Note and endorse thereon the date, amount and maturity of the Term Loan and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Ex. C. - 1

IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be duly executed by its duly authorized officer as of the day and year first above written.

BORROWER:

SOLUNA DV COMPUTECO, LLC,

By:
Name:
Title:

Ex. C. - 2

Exhibit D

(Funds Flow)

Attached.

Ex. D. - 1

Schedule A

(Material Project Documents)

1. Shared Facilities Agreement dated August 5, 2022, by and among Soluna DVSL ComputeCo, LLC, a Delaware limited liability company, Soluna DV ComputeCo, LLC, a Delaware limited liability company, and Soluna DV Services, LLC, a Nevada limited liability company.

2. Administrative Services Agreement (Shared Facilities) dated August 5, 2022, by and among Soluna DVSL ComputeCo, LLC, a Delaware limited liability company, Soluna DV ComputeCo, LLC, a Delaware limited liability company, and Soluna DV Services, LLC, a Nevada limited liability company.

3. EPC Agreement (Shared Facilities) dated August 5, 2022, by and among Soluna DVSL ComputeCo, LLC, a Delaware limited liability company, Soluna DV ComputeCo, LLC, a Delaware limited liability company, and Soluna DV Services, LLC, a Nevada limited liability company.

4. Operation and Maintenance Agreement (Shared Facilities) dated as of August 5, 2022, by and between Soluna DVSL ComputeCo, LLC, a Delaware limited liability company and Soluna DV ComputeCo, LLC, a Delaware limited liability company.

5. Sublease Agreement (Shared Facilities) dated as of August 5, 2022, by and among Soluna DVSL ComputeCo, LLC, a Delaware limited liability company, Soluna DV ComputeCo, LLC, a Delaware limited liability company, and Soluna DV Services, LLC, a Nevada limited liability company.

6. Cooperation Agreement dated as of February 24, 2023, by and among the “Soluna Entities” party thereto and Briscoe Wind Farm, LLC, a Delaware limited liability company.

7. Lease Agreement, dated February 24, 2023 by and between Alice Faye Grabble , as Owner, and Soluna DV Services, LLC, a Nevada limited liability company, as Tenant.

8. Joinder Agreement, dated as of February 24, 2023 made by Soluna DV ComputeCo, LLC, a Delaware limited liability company.

9. Wind Power Purchase Agreement, dated February 24, 2023 between Briscoe Wind Farm, LLC and Golden Spread Electric Cooperative, Inc.

10. Agreement for Electric Service to Soluna DV Services, LLC, dated February 24, 2023 by and between Soluna DV Services, LLC and Lighthouse Electric Cooperative, Inc.

11. Performance and Net Energy Security Agreement, dated February 24, 2023 by and among Briscoe Wind Farm, LLC, a Delaware limited liability company, Lighthouse Electric Cooperative, Inc., a Texas cooperative, Golden Spread Electric Cooperative, Inc., a Texas Cooperative and Soluna DV Services, LLC, a Nevada limited liability company.

12. Administrative Services Agreement dated as of May [8], 2023, by and between Soluna DV ComputeCo, LLC a Delaware limited liability company and Soluna DV Services, LLC, a Nevada limited liability company.

13. EPC Agreement (DV Facility) dated as of May [8], 2023, by and between Soluna DV ComputeCo, LLC, a Delaware limited liability company and Soluna DV Services, LLC, a Nevada limited liability company.

14. Operations and Maintenance Agreement dated as of May [8], 2023, by and among Soluna DV ComputeCo, LLC, a Delaware limited liability company, and Soluna DV Services, LLC a Nevada limited liability company.

15. Sublease Agreement (Shared Facilities) dated May [8], 2023, by and among Soluna DV Services, LLC, a Nevada limited liability company, and Soluna DV ComputeCo, LLC, a Delaware limited liability company.

S-A - 1

Schedule B

(Permitted Investments)

None.

S-B - 1

Schedule C

(Site-level Free Cash Flow)

Attached

S-C - 1

Schedule 1

(Commercial Tort Claims)

None.

S-1 - 1

Schedule 2

(Deposit Accounts)

To ensure proper wire transfer routing, remit currency as follows:

(Field 57)

Beneficiary Bank: KeyBank

Beneficiary ABA: 021300077

Bank Location: 66 S Pearl Street

Albany, NY 12207 United States

(Field 59)

Beneficiary Customer: Soluna DV ComputeCo, LLC

Beneficiary Address: 325 Washington Ave Extension,

Albany, NY 12205

Beneficiary Cust Account Number: 329681395128

Please call with any questions: Key Bank

Wire Transfer Services

1-800-447-3817

S-2 - 1

Schedule 3

(Intellectual Property)

None.

S-3 - 1

Schedule 4

(Investment Property)

None.

S-4 - 1

Schedule 5

(Letter of Credit Rights)

None.

S-5 - 1

Schedule 5.7

(Subsidiaries and Affiliates)

None.

S-5.7 - 1

Schedule 5.8

(Leases)

1. Sublease Agreement (Shared Facilities) dated as of August 5, 2022, by and among Soluna DVSL ComputeCo, LLC, a Delaware limited liability company, Soluna DV ComputeCo, LLC, a Delaware limited liability company, and Soluna DV Services, LLC, a Nevada limited liability company.

2. Lease Agreement, dated February 24, 2023 by and between Alice Faye Grabble , as Owner, and Soluna DV Services, LLC, a Nevada limited liability company, as Tenant.

3. Sublease Agreement (Shared Facilities) dated May [8], 2023, by and among Soluna DV Services, LLC, a Nevada limited liability company, and Soluna DV ComputeCo, LLC, a Delaware limited liability company.

S-5.8 - 1

Schedule 5.13

(Joint Ventures and Partnerships)

None.

S-5.13 - 1

Schedule 5.14

(Capital Stock)

None.

S-5.14 - 1

Schedule 6

(Pending Litigation)

None.

S-6 - 1

Schedule 7.5

(Transactions With Affiliates)

None

S-7.5 - 1